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                           REVOLVING CREDIT AGREEMENT


     This Revolving Credit Agreement (the "Agreement") is made and entered into as of June 15, 1995, by and between NATIONSBANK OF TEXAS, N.A. ("NationsBank") and INTERNATIONAL RECTIFIER CORPORATION (the "Borrower") on the terms and conditions set forth below:

                                    SECTION I
                                   DEFINITIONS

     1.01 CERTAIN DEFINED TERMS. Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

          (a) "ADVANCE" shall mean an advance to the Borrower under the Revolving Credit Facility.

          (b) "AFFILIATE" shall mean, as to any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person.

          (c) "APPLICATIONS" shall mean NationsBank's form "Application" (in the case of standby Letter of Credit) and form "Application" (in the case of a commercial Letter of Credit) which are Exhibits A and B respectively to NationsBank's form "Master Agreement for Letters of Credit" attached to this Agreement as Exhibit B.

          (d) "BANKRUPTCY CODE" shall mean the Bankruptcy Reform Act, Title 11 of the United States code, as amended or recodified from time to time.

          (e) "BUSINESS DAY" shall mean a day other than a Saturday or Sunday on which commercial banks are open for business in the State of Texas, and, with respect to LIBO Rate Advances, on which dealings are carried on in the London interbank market and banks are open for business in London.

          (f) "COMMITMENT" shall mean the obligation of NationsBank, in accordance with the terms of this Agreement, to make the Advances to the Borrower and to issue Letters of Credit for the account of the Borrower in a combined aggregate principal amount at any one time outstanding of Ten Million Dollars ($10,000,000.00).

          (g) "CONSOLIDATED OPERATING LOSS" shall mean a loss from operations before other income and expenses, income taxes and extraordinary items as set forth on the Borrower's consolidated statement of income.


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          (h)  "DEBT" shall mean all Indebtedness and other liabilities of the
Borrower or any Subsidiary and/or the Borrower and all the Subsidiaries, as the case may be, as set forth on the Borrower's and/or such Subsidiary's balance sheet.

          (i)  "DOLLARS" and "$" shall mean lawful money of the United States.

          (j) "DOMESTIC" shall mean the consolidated United States and Mexican maquiladora operations of the Borrower.

          (k) "DOMESTIC INDEBTEDNESS" shall mean all Indebtedness incurred by Borrower in connection with Borrower's Domestic operations.

          (l) "EFFECTIVE TANGIBLE NET WORTH" shall mean the Borrower's stated net worth, but less all intangible assets of the Borrower (that is, goodwill, trademarks, patents, copyrights, organization expense, loans and advances to employees, and similar intangible items), but excluding any cumulative translation adjustments to equity for the value of foreign assets based upon changes in foreign exchange rates.

          (m) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

          (n) "EVENT OF DEFAULT" shall have the meaning set forth in Section 7 of this Agreement.

          (o)   "FIXED RATE ADVANCES" shall mean the LIBO Rate Advances.

          (p) "GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time.

          (q) "GOVERNMENTAL AUTHORITY" shall mean any domestic or foreign national, state or local government, any political subdivision thereof, any department, agency, authority or bureau of any of the foregoing, or any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, but not limited to, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, any central bank or any comparable authority.

          (r) "INDEBTEDNESS" shall mean, with respect to the Borrower, (i) all indebtedness for borrowed money, and (ii) all indebtedness for the deferred purchase price of property or services due more than 45 days from the date of payment specified on the invoice for such obligation in respect of which the Borrower is primarily liable as obligor, and (iii) obligations under leases which


                                       -2-

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shall have been or should be, in accordance with GAAP, reported as capital leases in respect of which the Borrower is primarily liable.

          (s)  "INTEREST PERIOD" shall mean a LIBO Rate Interest Period.

          (t) "LETTER OF CREDIT" shall mean a commercial and/or standby letter of credit issued by NationsBank pursuant to the Revolving Credit Facility subfeature for letters of credit, as described more fully in Section 3 of this Agreement.

          (u) "LETTER OF CREDIT AGREEMENTS" shall mean NationsBank's standard "Master Agreement for Letters of Credit", substantially in the form of Exhibit B attached hereto, and all related documents required in connection therewith.

          (v) "LETTER OF CREDIT COMMITMENT" shall mean the obligation of NationsBank, in accordance with the terms of this Agreement, to issue Letters of Credit for the account of the Borrower in an aggregate face amount at any one time outstanding, less any partial drawings paid by NationsBank under Letters of Credit and not reimbursed by the Borrower, of Five Million Dollars ($5,000,000.00).

          (w) "LETTER OF CREDIT SUB-FACILITY" shall mean the letter of credit sub-facility described in Section 3 of this Agreement of the Revolving Credit Facility, under which NationsBank agrees to issue commercial and standby letters of credit for the account of the Borrower up to an amount of Five Million Dollars ($5,000,000.00) at any one time outstanding.

          (x) "LIBO RATE" shall mean, for each LIBO Rate Interest Period, a rate per annum (rounded upward if necessary to the nearest 1/8th of 1 %) equal to the quotient of (a) the rate per annum at which Dollar deposits are offered to NationsBank in the London interbank eurodollar currency market on the second Business Day prior to the commencement of such LIBO Rate Interest Period at or about 11:00 a.m. London time (for delivery on the first day of such LIBO Rate Interest Period) for a term comparable to such LIBO Rate Interest Period and in an amount approximately equal to the amount of the LIBO Rate Advance to be outstanding during such LIBO Rate Interest Period divided by (b) one minus the Reserve Requirement for such LIBO Rate Advance in effect from time to time. The LIBO Rate applicable to LIBO Rate Advances during each LIBO Rate Interest Period shall be determined two Business Days prior to the first day of such LIBO Rate Interest Period and will not be adjusted during such LIBO Rate Interest Period to reflect any change in the applicable Reserve Requirement occurring during such LIBO Rate Interest Period. Each change in the applicable Reserve Requirement will affect the LIBO Rate applicable during LIBO Rate Interest Periods commencing on or after the date of such change.


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          (y)  "LIBO RATE ADVANCE" shall mean an Advance in a minimum amount of
$500,000 and in $100,000 increments thereafter for which interest is based on the LIBO Rate.

          (z) "LIBO RATE INTEREST PERIOD" shall mean, for each LIBO Rate Advance, a period of one (1) month, two (2) months, three (3) months, six (6) months (if available), nine (9) months (if available) or twelve (12) months (if available), as designated by the Borrower, during which all or a portion of the Advances under the Revolving Credit Facility bear interest determined in relation to the LIBO Rate; provided, however, that (a) if a LIBO Rate Interest Period commences on a date for which there is no corresponding date in the month in which such LIBO Rate Interest Period is to end, such LIBO Rate Interest Period shall end on the last Business Day of such month, (b) if the last day of any LIBO Rate Interest Period occurs on a day which is not a Business Day, such LIBO Rate Interest Period shall be extended to expire on the next succeeding Business Day; provided further, however, that if such extension would cause the last day of any LIBO Rate Interest Period to occur in the next following calendar month, such LIBO Rate Interest Period shall expire on the next preceding Business Day, and (c) no LIBO Rate Interest Period may extend beyond the Maturity Date.

          (aa) "LIQUID ASSETS" shall mean all Domestic cash and cash equivalents plus all Domestic accounts receivable, less any inter-company accounts receivable.

          (bb) "LOAN DOCUMENTS" shall mean this Agreement, the Note, the Letter of Credit Agreements, and any foreign exchange agreements or contracts or documents signed by the Borrower in favor of NationsBank which indicate on their face or in their text that they are Loan Documents, and each other contract, instrument and document required by or executed in connection with this Agreement, the Note, the Letter of Credit Agreements, or any such foreign exchange agreements or contracts or documents.

          (cc) "MATURITY DATE" shall mean June 14, 1996 or the date of termination of the Commitment pursuant to Section 7 of this Agreement, whichever shall occur first.

          (dd) "NOTE" shall mean the Revolving Credit Facility Note, substantially in the form of Exhibit A attached hereto.

          (ee) "OBLIGATIONS" shall mean all amounts owing by the Borrower to NationsBank pursuant to this Agreement and the Loan Documents, including, but not limited to, the unpaid principal amount of the Advances.

          (ff) "OTHER TAXES" shall have the meaning assigned to it in Section 2.15(b) of this Agreement.


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          (gg) "PERMITTED DOMESTIC LIENS" shall mean: (i) liens and security interests securing indebtedness owed by the Borrower to NationsBank; (ii) liens for taxes, assessments or similar charges either not more than 45 days past due or being contested in good faith; (iii) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the ordinary course of business and securing obligations which are not more than 45 days past due or being contested in good faith; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the ordinary course of business to secure Indebtedness outstanding on the date hereof or permitted to be incurred under Section 6.09 of this Agreement; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by NationsBank in writing; (vi) liens in connection with workers' compensation, unemployment insurance and such other types of insurance;
(vii) liens to secure performance bonds and bid bonds and other similar obligations; (viii) liens resulting from zoning restrictions, easements and such other similar restrictions on the use of real property; and (ix) liens arising from judgments and attachments that would not constitute an Event of Default hereunder.

          (hh) "PERSON" shall mean any individual, corporation, partnership, joint venture or other organization or entity.

          (ii) "PLAN" shall mean any defined employee pension benefit plan maintained or contributed to by Borrower and insured by the Pension Benefit Guaranty Corporation under title IV of ERISA.

          (jj) "POTENTIAL EVENT OF DEFAULT" shall mean any condition, occurrence or event which, after notice or the passage of time or both, would constitute an Event of Default.

          (kk) "PRIME RATE" shall mean, at any time, the rate of interest most recently announced within NationsBank at its principal office in Dallas as its Prime Rate, with the understanding that NationsBank's Prime Rate is one of its base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as NationsBank may designate.

          (ll) "PRIME RATE ADVANCE" shall mean an Advance for which interest is based on the Prime Rate.

          (mm) "RESERVE REQUIREMENT" shall mean, with respect to any day in a LIBO Rate Interest Period, the aggregate of the reserve requirement rates (expressed as a decimal) in effect on such day for eurocurrency funding (currently referred to as "Eurocurrency liabilities in Regulation D of the Board of Governors of the Federal Reserve System) maintained by a member bank of the Federal Reserve System. As used herein, the term "Reserve Requirement" shall include, but not be


                                       -5-

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limited to, any basic, supplemental or emergency reserve requirements imposed on any bank by any Governmental Authority.

          (nn) "REVOLVING CREDIT ACCOUNT" shall mean the account in which NationsBank makes entries for each Advance and such other debits and credits as shall be appropriate in connection with the Revolving Credit Facility.

          (oo) "REVOLVING CREDIT FACILITY" shall mean the credit facility described in Section 2 of this Agreement under which all NationsBank offers Borrower a revolving credit accommodation in the maximum total principal amount of Ten Million Dollars ($10,000,000.00).

          (pp) "SUBORDINATED DEBT" shall mean such liabilities of the Borrower which have been subordinated to those owed to NationsBank in a manner acceptable to NationsBank.

          (qq) "SUBSIDIARY" shall mean any corporation, association or other business entity of which Borrower owns directly or indirectly more than fifty percent (50%) of the voting securities thereof or in which Borrower otherwise owns a controlling interest.

          (rr) "TAXES" shall have the meaning assigned to it in Section 2.15(a) of this Agreement.

          (ss) "TEMECULA FACILITY" shall mean the Borrower's wafer fabrication and assembly plant existing on the date of this Agreement on the property owned by the Borrower in Temecula, California, and the addition to such plant to be built in the future.

     1.02 ACCOUNTING TERMS. All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with GAAP consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with GAAP.

     1.03 OTHER TERMS. Other terms not otherwise defined shall have the meanings attributed to such terms in the California Uniform Commercial Code.


                                    SECTION 2
                            REVOLVING CREDIT FACILITY

     2.01 REVOLVING CREDIT FACILITY. On the terms and conditions as set forth herein, NationsBank agrees to make Advances in Dollars to the Borrower from time to time from the date hereof to the Maturity Date; provided, however, that the aggregate amount of such Advances outstanding at any one time may not exceed


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$10,000,000.00 ("Revolving Credit Facility"). Within the foregoing limits, the
Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.

     2.02 MAKING ADVANCES. Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower when made upon telephonic or facsimile request received from the Borrower, with a confirmation in writing sent within two Business Days, and (i) when credited to any deposit account of the Borrower maintained with NationsBank, or (ii) when paid in accordance with the Borrower's written instructions. Each request for an Advance must be received not later than 11:30 a.m. (Dallas, Texas time) on the Business Day specified for a Prime Rate Advance and 11:30 a.m. (Dallas, Texas time) two Business Days prior to the date specified for a LIBO Rate Advance, each of which dates shall be a Business Day. The rates for a LIBO Rate Advance shall be set on the next succeeding Business Day if the request is received by 11:30 a.m. Any request for an Advance received after the above-specified deadline may, at NationsBank's option, be deemed to be a request for an Advance to be made on the next succeeding Business Day for a Prime Rate Advance and the third succeeding Business Day for a LIBO Rate Advance. NationsBank shall not incur any liability to the Borrower in acting upon any telephonic notice referred to above given by someone who identifies himself or herself as a person named on a list of persons authorized to borrow money for the Borrower given to NationsBank from time to time by the Borrower's chief financial officer, and upon the making of the Advance by NationsBank in accordance with any such telephonic notice, the Borrower shall have effected an Advance hereunder.

     2.03 MANDATORY REPAYMENT. On the Maturity Date, the Borrower hereby promises and agrees to pay to NationsBank in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon.

     2.04 INTEREST ON ADVANCES. Interest shall accrue from the date of each Advance at one of the following rates, as quoted by NationsBank and as elected by the Borrower pursuant to this Section 2.04 or Section 2.05 of this Agreement:

          (a) PRIME RATE ADVANCES. For Advances designated as Prime Rate Advances, a fluctuating rate per annum equal to the Prime Rate in effect from time to time. Interest shall be adjusted concurrently with any change in the Prime Rate.

          (b) LIBO RATE ADVANCES. For Advances designated as LIBO Rate Advances, a fixed rate per annum determined by NationsBank to be one percent (1.00%) above the LIBO Rate in effect on the first day of the LIBO Rate Interest Period for the Advance.


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All interest on Advances shall be computed on the basis of a 360 day year, actual days elapsed. Interest on Prime Rate Advances shall be paid in Dollars in arrears in monthly installments commencing on the first day of the month following the date of the first such Advance and continuing on the first day of each month thereafter. Interest on any LIBO Rate Advance shall be paid in arrears on the last day of the LIBO Rate Interest Period pertaining to such LIBO Rate Advance and, if such Interest Period is greater than three months, on that date falling three months (if the LIBO Rate Interest Period is six months), three months and six months (if the LIBO Rate Interest Period is nine months) and three months, six months and nine months (if the LIBO Rate Interest Period is twelve months) after the first day of such Interest Period.

     2.05 INTEREST ON OVERDUE PAYMENTS. Overdue payments of principal (and of interest and fees to the extent permitted by law) on the Advances, and all amounts payable on demand in accordance with the terms of this Agreement which are not paid on demand, shall bear interest at a fluctuating rate per annum equal to the Prime Rate plus three percent (3%) until such unpaid amount has been paid in full (whether before or after judgment); provided, however, that such rate of interest shall in no event be less than the interest rate in effect at the time such payment was due. All interest provided for in this Section
2.05 shall be compounded monthly, based on a year of 360 days for actual days elapsed, and be payable on demand. Except as provided in this Section 2.05, the Advances will bear interest (whether before or after any breach of this Agreement) at the rate of interest specified in Section 2.04 of this Agreement.

     2.06 PROMISSORY NOTE. The Borrower's obligation to repay Advances under the Revolving Credit Facility shall be evidenced by the Note, all the terms of which are incorporated in this Agreement by this reference.

     2.07 REDUCTION OF COMMITMENT. The Borrower may reduce the amount of the Commitment at any time (with any such reduction to be in a minimum amount of $100,000 and in integral multiples of $100,000) by giving NationsBank written notice of the amount to which the Commitment is to be reduced, with such reduction to be effective as of the close of business on the date specified in said notice, which date must be a Business Day and must be at least two Business Days after such notice is actually received by NationsBank; provided, however, that (a) no such reduction may reduce the Commitment to an amount less than (i) the total principal amount of all the Advances outstanding at such time, plus
(ii) the total undrawn amount of all Letters of Credit outstanding at such time, plus (iii) all amounts paid by NationsBank under Letters of Credit and not yet reimbursed by the Borrowers, (b) after giving NationsBank a notice of reduction of the Commitment, the Borrower may not subsequently increase the amount of the Commitment, and (c) any such reduction which reduces the Commitment below Five Million Dollars ($5,000,000.00) shall also reduce the amount of the Letter of Credit Commitment to the amount of the reduced Commitment.



                                       -8-

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     2.08  NOTICE OF ELECTION TO ADJUST INTEREST RATE.  Before the end of any
LIBO Rate Interest Period, the Borrower may elect that interest on the LIBO Rate Advance outstanding during such Interest Period shall continue to accrue after the end of such Interest Period at a new LIBO Rate quoted by NationsBank for an additional Interest Period of the same duration or any other duration permitted under this Agreement; provided, however, that such election shall specify the duration of the next Interest Period and be received by NationsBank no later than 11:30 a.m. two Business Days prior to the last day of the LIBO Rate Interest Period for a LIBO Rate Advance. Before the end of any LIBO Rate Interest Period, the Borrower may elect that interest on the LIBO Rate Advance outstanding during such Interest Period shall accrue at the Prime Rate after the end of such Interest Period; provided, however, that such election shall be received by NationsBank no later than the last day of such Interest Period. The elections referred to above may be made by telephone if they are immediately confirmed in writing by telecopy, with the original of such writing deposited in the United States mail or with an air courier on the same day addressed to NationsBank. NationsBank shall not incur any liability to the Borrower in acting upon any telephonic notice referred to above given by someone who identifies himself or herself as a person named on a list of persons authorized to borrow money for the Borrower given to NationsBank from time to time by the Borrower's Chief Financial Officer, and upon the continuation of any Advance by NationsBank in accordance with any such telephonic notice, the Borrower shall have effected the continuation of an Advance hereunder. If NationsBank shall not have received notice as required by this Section 2.08 of Borrower's election that interest on any Fixed Rate Advance shall continue to accrue at a LIBO Rate or Prime Rate quoted by NationsBank, as the case may be, and the Borrower does not repay the Advance in full, the Borrower shall be deemed to have elected that interest on the Advance after the end of the current Interest Period shall be adjusted to accrue at the Prime Rate then in effect.

     2.09  PREPAYMENT.

          (a) The Borrower may prepay any Advance in whole or in part, at any time and without penalty; provided, however, that (i) any partial prepayment shall first be applied, at NationsBank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the LIBO Rate, no prepayment shall be made except on a day which is the last day of the Interest Period pertaining thereto; provided, however, if the whole or any part of any Fixed Rate Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon NationsBank's request, promptly pay to and indemnify NationsBank for all costs and losses actually incurred by NationsBank as a consequence of such prepayment, and provided further, that any prepayment under this Agreement shall not be deemed to be an Event of Default.


          (b) If, on the last day of any Interest Period, the aggregate principal amount of all LIBO Rate Advances then outstanding, when combined with the


                                       -9-

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aggregate principal amount of all Prime Rate Advances then outstanding and the aggregate amount of all Letters of Credit then outstanding and (without duplication) the aggregate amount of all drawings paid by NationsBank under Letters of Credit and not then reimbursed by the Borrower, exceeds the Commitment, the Borrower shall on such last day prepay to NationsBank an aggregate principal amount of such Advances at least equal to such excess together with accrued interest on the principal amount prepaid to the date of such prepayment.

     2.10 APPLICATION OF PREPAYMENTS. Unless otherwise directed by Borrower, NationsBank shall apply all prepayments not designated by Borrower to apply to any Advance or Advances first to all the Prime Rate Advances outstanding at the time of such prepayment and second to any outstanding LIBO Rate Advances in the chronological order of the respective maturities of such LIBO Rate Advances.

     2.11 INTEREST PERIOD BREAKAGE COSTS. If any Fixed Rate Advance shall become due and payable prior to the last day of its Interest Period by acceleration or otherwise, or if the Borrower shall fail to borrow a Fixed Rate Advance on the date specified by the Borrower for such Advance (other than as a result of NationsBank's failure to make funds available for such Advance), the Borrower shall, with respect to any prepayment of all or any portion of a Fixed Rate Advance or the failure to borrow all or any portion of a Fixed Rate Advance, on the date specified for such Advance, pay to NationsBank immediately upon demand a fee which is the sum of the discounted monthly differences for each month from the month in which the prepayment or failure to borrow occurs through the month in which the final day of the Interest Period for such prepaid or non-borrowed Fixed Rate Advance occurs, with the discounted monthly differences being calculated as follows:

          (a) DETERMINE the amount of interest which would have accrued each month on the amount prepaid or not borrowed at the LIBO Rate, in the case of a LIBO Rate Advance, applicable to such amount had it remained outstanding or been borrowed and outstanding until the last day of the applicable Interest Period.

          (b) SUBTRACT from the amount determined in subsection (a) above the amount of interest which would accrue for the same month on the amount prepaid or not borrowed for the remaining term of the Interest Period in which such prepayment occurs or such borrowing was to be made at the LIBO Rate, in the case of a LIBO Rate Advance, as determined by NationsBank in its sole discretion, in effect on the date of prepayment for new Fixed Rate Advances of the type prepaid or not borrowed made for such term and in a principal amount equal to the amount prepaid or not borrowed.

          (c) If the result obtained in (b) for any month is greater than zero, discount that difference by the LIBO Rate used in (b) above.


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The Borrower acknowledges that prepayments of LIBO Rate Advances before the end of their Interest Periods and failure to borrow a Fixed Rate Advance after it is requested Will result in NationsBank incurring additional costs, expenses and/or liabilities, and that it is extremely difficult to ascertain the full extent of such costs, expenses and/or liabilities. NationsBank will send the Borrower in writing NationsBank's calculation of the above-described tee, and the Borrower agrees that the amount of such fee determined by such calculation represents a reasonable estimate of the prepayment and non-borrowing costs, expenses and/or liabilities of NationsBank, and that the Borrower will pay such fee as so calculated absent manifest error. If the Borrower fails to pay any fee for any prepayment or failure to borrow when due, the amount of such fee shall thereafter bear interest until paid at a fluctuating rate per annum equal to the Prime Rate in effect from time to time (computed on the basis of a 360-day year, actual days elapsed) plus three percent (3%).

     2.12 INDEMNIFICATION FOR LIBO RATE COSTS. Notwithstanding anything provided in the definition of LIBO Rate in Section 1.01 of this Agreement, during any period of time after the date of this Agreement in which interest on any Advance is accruing on the basis of the LIBO Rate, the Borrower shall, upon NationsBank's written request, which request shall explain in reasonable detail the reason for such costs or payments and shall be conclusive and binding on the Borrower absent manifest error, promptly pay to, and reimburse NationsBank for, any increase in the cost to NationsBank of, or any reduction in the amount of any sum receivable by NationsBank in respect of, making, continuing or maintaining (or of NationsBank's obligation to make, continue or maintain) any Advance as, or of converting (or of NationsBank's obligation to convert) any Advance into, Fixed Rate Advances (including, but not limited to, any imposition or effectiveness of reserve requirements, assessments, deposits or similar requirements) that arise after the date of this Agreement in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law, regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority.

     2.13 INABILITY TO DETERMINE THE LIBO RATE. In the event that NationsBank shall at any time decide that the accrual of interest on the basis of the LIBO Rate (i) cannot be determined at the time of any borrowing or the continuation of any borrowing because Dollar deposits, contracts or time deposits in an amount approximately equal to the amount of the relevant Fixed Rate Advance and for a period of time approximately equal to relevant Interest Period are not available, or (ii) is or has become unlawful or impossible by reason of NationsBank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then NationsBank shall give telephonic notice thereof (confirmed in writing) to the Borrower, in which event such Fixed Rate Advance shall not be made or, at the election of the Borrower, be made as a Prime Rate Advance or, if already made, shall be immediately prepaid, but then may be converted into a Prime Rate Advance at the election of the Borrower. In the event that NationsBank shall at any time decide that the accrual of interest on the basis of the LIBO Rate for a LIBO Rate Advance does not accurately reflect the cost to NationsBank of making or continuing such Fixed Rate Advance, then NationsBank shall give telephonic notice thereof (confirmed in writing) to the Borrower and such Fixed Rate Advance shall not be made or, at the election of the Borrower, be made as a Prime Rate Advance, if such Fixed Rate Advance has not been made without the Borrower paying any interest breakage costs referred to in Section 2.11 of this Agreement, or, if such Fixed Rate Advance has already been made, such Fixed Rate Advance will be paid on the last day of the Interest Period in which the Borrower receives such notice.

     2.14 PAYMENTS. Payment of all sums due from the Borrower under this Agreement with respect to Advances and reimbursement of Letter of Credit payments made by NationsBank shall be made by the Borrower to NationsBank in immediately available funds. Each such payment by the Borrower shall be made without setoff or counterclaim on the day such payment is due. All sums received after such time shall be deemed received on the next Business Day. Whenever any payment under this Agreement shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, if such extension would cause payment of interest on, or principal of, LIBO Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

     2.15  TAXES.

          (a) Any and all payments by the Borrower shall be made hereunder free and clear of, and without deduction for, any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, existing on or arising after the date of this Agreement, excluding taxes imposed on NationsBank's income, and franchise taxes imposed on it by the jurisdiction under the laws of which NationsBank is organized or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as Taxes"). If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) NationsBank receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, Borrower agrees to pay any stamp or documentary taxes, or any other excise or property taxes, charges or similar levies, existing on or arising after the date of this Agreement, which arise from any payment or registration of, or otherwise with respect to, this Agreement (hereinafter referred to as "Other Taxes").

          (c) Borrower will indemnify NationsBank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by NationsBank and any liability (including, without limitation, penalties, interest and expenses) arising therefrom or with respect thereto, except to the extent that such liabilities arise directly from NationsBank's gross negligence or willful misconduct, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date NationsBank makes written demand therefor.

          (d) Within 30 days after the date of any payment of Taxes. the Borrower will furnish to NationsBank at its address referred to in Section 9.03 of this Agreement. the original or a certified copy of a receipt evidencing payment thereof. If no taxes are payable in respect of any payment hereunder, Borrower will furnish to NationsBank at such address a certificate from each appropriate taxing authority, or an opinion of counsel acceptable to NationsBank, in either case stating that such payment is exempt from, or not subject to, Taxes.

          (e) To the extent that any Taxes were not lawfully payable, any recovery ultimately received by NationsBank in respect of any such Taxes shall be refunded to the Borrower to the extent of the Borrower's applicable indemnification payment.

          (f) NationsBank agrees that, upon receiving written notice from the Borrower, NationsBank shall take all such actions as are reasonably necessary to enable the Borrower to pay all Taxes in a timely manner and to claim such exemptions as NationsBank may be entitled to claim in respect of all or any portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 2.15 in respect of any payments under this Agreement.

          (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.15 shall survive the payment in full of principal and interest hereunder.

     2.16  REVOLVING CREDIT ACCOUNT.

          (a) NationsBank shall maintain on its books a record of account in which NationsBank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the Revolving Credit Facility (the

"Revolving Credit Account"). NationsBank shall provide the Borrower with a monthly statement of the Borrower's Revolving Credit Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies NationsBank to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.

          (b) The Borrower hereby authorizes NationsBank, if and to the extent any payment owed to NationsBank under this Agreement is not made when due, after giving effect to any grace period, to charge, from time to time, against any or all of the Borrower's deposit accounts with NationsBank any amount so due.

     2.17 FACILITY FEE. The Borrower shall pay to NationsBank on the date of this Agreement a facility fee in the amount of One Dollar ($1.00).

     2.18  LIMITATIONS.

          (a) Notwithstanding anything to the contrary in this Agreement, the Borrower shall not be required to make any payment or indemnification to NationsBank pursuant to Sections 2.11, 2.12, 2.15 or 3.06 of this Agreement or
Section 10 of the Letter of Credit Agreement unless NationsBank shall have given the Borrower notice of the occurrence of the circumstances which may or will require such payment within thirty (30) calendar days after NationsBank becomes aware of the occurrence of such circumstances.

          (b) The Borrower shall not be responsible for any payment or indemnification required pursuant to Sections 2.11, 2.12, 2.15 or 3.06 of this Agreement or Section 10 of the Letter of Credit Agreement to the extent the loss, liability or payment of NationsBank giving rise to the payment or indemnity obligation of the Borrower directly results from NationsBank's gross negligence or willful misconduct.

          (c) NationsBank shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to take reasonable actions which would avoid the need for, or reduce the amount of. any additional amounts payable under Sections 2.11, 2.12, 2.15 or 3.06 of this Agreement or
Section 10 of the Letter of Credit Agreement, or would avoid the prepayment of a Fixed Rate Advance, if such action would not, in the reasonable judgment of NationsBank, be otherwise disadvantageous to NationsBank.


                                    SECTION 3
                                LETTERS OF CREDIT

     In addition to making Advances under the Revolving Credit Facility described hereinabove, NationsBank hereby agrees to make the following credit accommodation available to the Borrower on the following terms and conditions:

     3.01 LETTER OF CREDIT SUB-FACILITY. Nationsbank agrees to issue commercial and standby letters of credit (each a "Letter of Credit") on behalf of the Borrower ("Letter of Credit Sub-Facility") subject to the terms and conditions of the Letter of Credit Agreements; provided, however, at no time shall the total face amount of all Letters of Credit outstanding, less any partial draws paid by NationsBank under Letters of Credit and not reimbursed by the Borrower, exceed the sum of Five Million Dollars ($5,000,000.00).

     3 02 LETTER OF CREDIT FEES. Upon NationsBank's request, the Borrower shall promptly pay to NationsBank quarterly in advance an issuance fee of 1% per annum of the face amount of each Letter of Credit and such negotiation fees, other fees, commissions, costs and any out-of-pocket expenses charged or incurred by NationsBank with respect to any Letter of Credit.

     3.03 TERMINATION OF LETTER OF CREDIT COMMITMENT. The Letter of Credit Commitment shall, unless terminated earlier in accordance with the terms of the Agreement automatically terminate on the Maturity Date, and no Letter of Credit shall expire on a date which is later than ninety (90) calendar days after the Maturity Date.

     3.04 FORM OF LETTERS OF CREDIT. Each Letter of Credit shall provide only for drafts or demands payable at sight, and shall be in form and substance and in favor of beneficiaries satisfactory to NationsBank; provided, however, that NationsBank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where NationsBank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

     3.05 APPLICATIONS. Prior to the issuance of each Letter of Credit, but in no event later than 4:30 p.m. (Dallas, Texas time) on the Business Day immediately preceding the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to NationsBank a duly executed Application for the type of Letter of Credit to be issued, with proper insertions.

     3.06 INCREASED COSTS. The Borrower shall, upon NationsBank's request. which request shall explain in reasonable detail the reason for such costs or payments and shall be conclusive and binding on the Borrower absent manifest error, promptly pay to and reimburse NationsBank for any increase in the cost to NationsBank of, or any reduction in the amount of any sum receivable by NationsBank in respect of, making, continuing or maintaining (or NationBank's obligation to make, continue or maintain) any Letter of Credit (including, but not limited to, any imposition or effectiveness of reserve requirements, assessments, deposits or similar requirements) that arise after the date of this Agreement in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law, regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority.

     3.07 AUTOMATIC PAYMENT. Borrower agrees to pay each drawing under a Letter of Credit to NationsBank on the same day the drawing occurs by direct payment to NationsBank on demand or, at NationsBank's option, by NationsBank debiting the depository account or accounts maintained by the Borrower with NationsBank for the amount of such drawing. NationsBank will notify the Borrower of each such debit on the date the debit occurs. In the event that the Borrower fails to pay the amount of any drawing under any Letter of Credit on the same day as the drawing occurs or in the event that the balances in the depository account or accounts maintained by the Borrower with NationsBank are not sufficient to pay any drawing when it occurs. NationsBank shall, and Borrower hereby instructs NationsBank to, create an Advance under this Agreement bearing interest at the Prime Rate to pay the relevant drawing.


                                    SECTION 4
                              CONDITIONS OF LENDING

     4.01 CONDITIONS PRECEDENT TO THE INITIAL ADVANCE. The obligation of NationsBank to make the initial Advance or issue the first Letter of Credit, whichever first occurs, is subject to the conditions precedent that NationsBank shall have received before the date of such initial Advance or the issuance of such first Letter of Credit all of the following in form and substance satisfactory to NationsBank:

          (a) A counterpart of this Agreement duly executed by the Borrower.

          (b) A Note payable to the order of NationsBank, conforming to the requirements hereof, duly executed by the Borrower.

          (c) Evidence that the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents have been duly authorized, including, but not limited to, (i) a copy of a resolution or resolutions passed by the Board of Directors of Borrower, certified by the Secretary or an Assistant Secretary of Borrower, authorizing the borrowings provided for in this Agreement and the execution, delivery and performance of each of the Loan Documents, and (ii) a certificate, signed by the Secretary or an Assistant Secretary of the Borrower, as to the incumbency of, and containing the specimen signature or signatures of, the person or persons authorized to execute and deliver each of the Loan Documents on behalf of the Borrower.

          (d) A certificate, signed by the chief executive officer or the chief financial officer of Borrower and dated the date of such Advance or issuance, stating that (i) since June 30, 1994, there has been no adverse change in Borrower's financial condition sufficient to impair Borrower's ability to pay the Advances and reimburse the amounts paid by NationsBank under the Letters of Credit or any other of its obligations hereunder, and (B) the representations and warranties contained in Section 5 of this Agreement are then true and accurate in all respects as though made on and as of the date of the certificate.

          (e) A written opinion of outside counsel for Borrower with respect to the matters set forth in Sections 5.01, 5.02, 5.03, 5.04 and 5.06 of this Agreement.

          (f) All reasonable attorneys' fees and all out-of-pocket expenses of NationsBank in connection with the preparation, negotiation and execution of this Agreement.

          (g) A copy of each of the loan or credit agreements existing on the date of such Advance or issuance under which the Borrower has incurred or may incur Domestic Debt from another bank or financial institution.

          (h) Such other evidence as NationsBank may reasonably request to establish the consummation of the transaction contemplated under the Loan Documents and compliance with the conditions of the Loan Documents.


     4.02 CONDITIONS PRECEDENT TO EACH ADVANCE. The obligation of NationsBank to make each Advance and to issue each Letter of Credit (including the initial Advance and the first Letter of Credit) shall be subject to the further conditions precedent that, on the date of each Advance or the issuance of each Letter of Credit and after making such Advance or issuing such Letter of Credit:

          (a) NationsBank shall have received such approvals, opinions or documents of a legal or financial nature supplemental to the documents delivered by the Borrower to NationsBank pursuant to Section 4.01 as NationsBank may reasonably request.

          (b) The representations contained in Section 5 and in any other Loan Document are correct.

          (c) No event has occurred and is continuing which constitutes, or, with the lapse of time or giving of notice or both, would constitute an Event of Default.

     The Borrower's acceptance of the proceeds of any Advance or the issuance of any Letter of Credit shall be deemed to constitute the Borrower's representation and warranty that all of the above statements are true and correct.

                                    SECTION 5
                         REPRESENTATIONS AND WARRANTIES

     The Borrower hereby makes the following representations and warranties to NationsBank, which representations and warranties shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of the Borrower to NationsBank under this Agreement.

     5.01 STATUS. The Borrower is a corporation duly organized and validly existing under the laws of the State of Delaware and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied in all material respects with the fictitious name statute of, every jurisdiction in which the Borrower is doing business. Each Subsidiary is duly organized and existing under the laws of the jurisdiction of its formation, and is properly licensed and in good standing in, and where necessary to maintain its rights and privileges has complied with the fictitious name statutes of, every jurisdiction in which it is doing business where failure to qualify would have a material adverse effect on the business operations or financial condition of the Borrower and all the Subsidiaries taken as a whole.

     5.02 AUTHORITY. The execution, delivery and performance by the Borrower of this Agreement and each of the other Loan Documents have been duly authorized, and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower; (ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (iii) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws.

     5.03 LEGAL EFFECT. This Agreement and the other Loan Documents constitute, and any instrument, document or agreement required hereunder or thereunder when delivered hereunder or thereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or limiting creditors' rights generally, and subject to the availability of equitable remedies.

     5.04 APPROVALS; CONSENTS. No approval, consent, exemption or other action by, or notice to or filing with, any governmental authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or any of the other Loan Documents, except as may have been obtained by Borrower and delivered (duly certified) to NationsBank.

     5.05 FINANCIAL STATEMENTS. All financial statements, financial information and other financial data which may have been or which may hereafter be submitted by the Borrower to NationsBank are and have been or will be prepared in accordance with GAAP consistently applied and fairly present in all material respects, as of the date of such statements, information or data, the financial condition of the Borrower and the Subsidiaries or, as applicable, the other information disclosed therein. The Borrower has no contingent obligations, liabilities for taxes or other outstanding financial obligations which are material in the aggregate and are required to be disclosed pursuant to this Agreement, except as disclosed in such statements, information and data or in any written notice to NationsBank. Since the most recent submission of such financial information or data to NationsBank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operation has occurred which has not been fully disclosed to NationsBank in writing.

     5.06 LITIGATION. Except as have been disclosed to NationsBank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary or the Borrower's or any Subsidiary's properties before any court or administrative agency which could reasonably be expected, if determined adversely to the Borrower or any Subsidiary, to have a material adverse effect on the business operations or financial condition of the Borrower and all the Subsidiaries taken as a whole.

     5.07 TITLE TO DOMESTIC ASSETS. The Borrower has good and marketable title to all of its Domestic assets. The Domestic assets are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Domestic Liens.

     5.08 ERISA. Borrower is in compliance in all material respects with all applicable provisions of ERISA, and no Reportable Event under Section 4043(b)(5), (6) or (9) or ERISA has occurred and/or is continuing with respect to any Plan of the Borrower, and any such Plan has been and will continue to be funded in accordance with its terms, and otherwise complies with and continues to comply with the requirements of ERISA, except as disclosed in writing to NationsBank prior to the date of the Agreement.

     5.09 TAXES. The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

     5.10 REGULATION U. The proceeds of the Advances will not be used to purchase or carry margin stock.

                                    SECTION 6
                                    COVENANTS

     The Borrower covenants and agrees that, during the term of this Agreement and the other Loan Documents, and so long thereafter as the Borrower is obligated to NationsBank under this Agreement or the other Loan Documents, the Borrower will, unless NationsBank shall otherwise consent in writing:

     6.01 PRESERVATION OF EXISTENCE; COMPLIANCE WITH APPLICABLE LAWS. Maintain and preserve its existence and all rights and privileges it now enjoys; not liquidate or dissolve, change the nature of its business, sell (whether in any one transaction or a series of transactions) all or substantially all of its assets, or enter into any merger, consolidation, reorganization or recapitalization; and conduct its business and operations in accordance with all applicable laws, rules and regulations (including, but not limited to, ERISA with respect to each of its Plans), orders of any Governmental Authority and all material agreements to which it is a party.

     6.02 MAINTENANCE OF INSURANCE. Maintain insurance in such amounts and covering such risks as is usually and prudently carried by companies engaged in similar business and owning similar properties in the same general areas in which the Borrower operates, including, but not limited to, fire, public liability, property damage and worker's compensation.

     6.03 MAINTENANCE OF PROPERTIES. Maintain and preserve all its properties in good working order and condition in accordance with the general practice of other businesses of similar character and size, ordinary wear and tear excepted.

     6.04 PAYMENT OF OBLIGATIONS AND TAXES. Make timely payment of all assessments and taxes and all of its liabilities and obligations unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency; provided, however, that Borrower may make payment of trade payables in accordance with its customary business practices. For purposes hereof, the Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

     6.05 INSPECTION RIGHTS. Borrower shall, and shall cause each Subsidiary to, maintain adequate books and accounts in accordance with GAAP consistently applied. At any reasonable time and from time to time, permit NationsBank or any representative of NationsBank to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower and its Subsidiaries with any designated representative of the Borrower, and shall furnish NationsBank with all information relating to the business or finances of the Borrower and the Subsidiaries promptly upon NationsBank's request. If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower thereby agrees to notify such third party to permit NationsBank free access to such records at all reasonable times, and to provide NationsBank with copies of any records which it may reasonably request, all at the Borrower's expense, the amount of which shall be payable within 30 days after demand.

     6.06 REPORTING AND CERTIFICATION REQUIREMENTS. Deliver or cause to be delivered to NationsBank in form and detail satisfactory to NationsBank:

          (a) Not later than 120 days after the end of each of the Borrower's fiscal years, a copy of the annual audited financial report and Securities and Exchange Commission Form 10-K of the Borrower for such year, all certified by public accountants acceptable to NationsBank as having been prepared in accordance with GAAP consistently applied, together with the following: (i) consolidating income statements of the Borrower and the Subsidiaries for such fiscal year, and (ii) consolidating balance sheets of the Borrower and the Subsidiaries as of the end of such fiscal year.

          (b) Not later than 60 days after the close of each fiscal quarter in each of the Borrower's fiscal years (i) consolidating income statements of the Borrower and the Subsidiaries for such quarterly period, and (ii) consolidating balance sheets of the Borrower and the Subsidiaries as of the end of such quarterly period, all in reasonable detail and subject to year-end audit adjustments.

          (c) Contemporaneously with each quarterly and year-end financial report required by the foregoing subsections (a) and (b), a certificate of the president or chief financial officer of the Borrower stating that (i) the quarterly financial report required by subsection (b) above was prepared in accordance with GAAP consistently applied, (ii) he or she has individually reviewed the provisions of this Agreement and that a review of the activities of the Borrower and the Subsidiaries during such year or quarterly period, as the case may be, has been made by him or her or under his or her supervision, with a view to determining whether the Borrower has fulfilled all its obligations under this Agreement, and that the Borrower has observed and performed each undertaking contained in this Agreement, including, but not limited to, its quantitative financial covenants set forth in Section 6.18 of this Agreement, and is not in default in the observance or performance of any of the provisions hereof or, if Borrower shall be so in default, specifying all such defaults and events of which he or she may have knowledge.

          (d) Not later than 60 days after the end of each fiscal quarter, the Borrower's Securities and Exchange Commission Form 1O-Q.

          (e) Promptly after they are sent, made available or filed, copies of all reports, proxy statements and financial statements that the Borrower sends or makes available to its stockholders and all registration statements and reports that the Borrower files with the Securities and Exchange Commission.

          (f) Prompt written notice of any and all (i) Events of Default or Potential Events of Default, (ii) litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds One Million Dollars ($1,000,000.00), and (iii) other matters, other than matters of a general economic nature (other than those matters relating primarily to the Borrower or the industries in which the Borrower conducts its business), which have resulted in, or could reasonably be expected to result in, a material adverse change in the financial condition or business operations of the Borrower, together with, in the case of an Event of Default or a Potential Event of Default, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or Potential Event of Default and the action which the Borrower proposes to take with respect thereto.

          (g) As soon as possible, and in any event within thirty (30) days after the Borrower knows or should know that any Reportable Event has occurred with respect to any Plan, a statement from the chief financial officer of the Borrower setting forth details as to such Reportable Event and the action which the Borrower proposes to take with respect thereto, together with a copy of the notice of such Reportable Event given to the Pension Benefit Guaranty Corporation if a copy of such notice is available to the Borrower.

          (h) Promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual report with respect to each Plan.

          (i) Promptly after receipt thereof, a copy of any notice the Borrower or any member of the Controlled Group of Corporations (as defined in Section 1563(a) of the Internal Revenue Code of 1954, as amended, determined without regard to Sections 1563(a)(4) and 1563(e)(3)(c) of such Code) of which Borrower is a part may receive from the Pension Benefit Guaranty Corporation or the Internal Revenue Service with respect to any Plan; provided, however, that this
Section 6.06(i) shall not apply to notices of general application promulgated by the Department of Labor.

          (j) When prepared, but not later than ninety (90) calendar days after the start of each of the Borrower's fiscal years, an internally prepared budget showing the total projected capital expenditures of the Borrower for such fiscal year broken down into the total projected Domestic capital expenditures and the total projected foreign capital expenditures of the Borrower for such fiscal year.

          (k) Promptly after they are signed by the Borrower, a copy of each credit or loan agreement and any other document or agreement evidencing any Domestic extension of credit to the Borrower by Wells Fargo Bank, N.A., Sanwa Bank California or any other bank or financial institution.

          (l) Promptly upon NationsBank's request, such other information pertaining to the Borrower and any Subsidiary as NationsBank may reasonably request.

     6.07 PAYMENT OF DIVIDENDS. Not declare or pay any dividends on any class of stock now or hereafter outstanding, except dividends payable solely in the Borrower's capital stock.

     6.08 REDEMPTION OR REPURCHASE OF STOCK. Not redeem or repurchase any class of the Borrower's stock now or hereafter outstanding; provided, however, that the Borrower may redeem or repurchase any class of the Borrower's stock in an amount not to exceed $1,000,000.00 in any one of the Borrower's fiscal years.

     6.09 ADDITIONAL DOMESTIC INDEBTEDNESS. Not, after the date hereof, create, incur or assume, directly or indirectly any additional Domestic Indebtedness other than (i) Indebtedness owed or to be owed to NationsBank, Wells Fargo Bank, N.A. or Sanwa Bank California, or (ii) Indebtedness to trade creditors incurred in the ordinary course of the Borrower's business, or (iii) Indebtedness in an aggregate amount not exceeding $75,000,000.00 in any one of the Borrower's fiscal years for new equipment financing, capital leases, and financing for the Temecula Facility, (iv) Indebtedness owed to other financial institutions under revolving lines of credit, and (v) Indebtedness of up to $75,000,000.00 incurred in connection with business acquisitions made by Borrower.

     6.10 LOANS. Not make any loans or advances or extend credit to any third person including, but not limited to, directors, officers, shareholders, employees, affiliated entities and Subsidiaries of the Borrower, except for credit extended in the ordinary course of the Borrower's business as presently conducted; provided, however, that the Borrower may make loans or advances or extend credit to employees of the Borrower in an aggregate amount not to exceed $1,000,000.00 in any one fiscal year for all such employees; and provided further that the Borrower may make loans or advances or extend credit to Subsidiaries and affiliated entities of the Borrower in an aggregate amount to exceed $15,000,000.00 in any one fiscal year for all such affiliated entities and Subsidiaries.

     6.11 LIENS AND ENCUMBRANCES. Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust or other lien (including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower's Domestic properties, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except (i) for Permitted Domestic Liens, (ii) for purchase money security interests or capital leases of up to $75,000,000.00 in any one of the Borrower's fiscal years for equipment, which amount shall be calculated including any mortgage financing for the Temecula Facility, or (iii) as otherwise provided in this Agreement.

     6.12 TRANSFER OF ASSETS. Not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets except in the ordinary course of business as presently conducted by the Borrower, which ordinary course of business includes, but is not limited to, sale-leasebacks of equipment at then prevailing market rates for such assets.

     6.13 CHANGE IN NATURE OF BUSINESS. Not make any material change in the fundamental nature of its business as existing or conducted as of the date hereof.

     6.14 MISREPRESENTATIONS. Not furnish NationsBank any certificate or other document that will contain any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

     6.15 REGULATION U. Not directly or indirectly apply any part of the proceeds of the Advances to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Federal Reserve Board or any regulations, interpretations or rulings thereunder.

     6.16 SUBSIDIARY OWNERSHIP. Not, unless required with respect to directors' qualifying shares, directly or indirectly sell, assign, pledge or otherwise transfer (except to a Domestic Subsidiary) any Debt of, or claim against, a Domestic Subsidiary or any shares of stock or securities of a Domestic Subsidiary, and not permit a Domestic Subsidiary to sell, assign, pledge or otherwise transfer (except to the Borrower or another Domestic Subsidiary) any Debt of, or claim against, the Borrower or any other Domestic Subsidiary, or any shares of stock or securities of any other Domestic Subsidiary.

     6.17 GUARANTEES. Borrower shall not become liable, directly or indirectly, as guarantor or otherwise, for any Indebtedness of any other person or entity, except for a Subsidiary.

     6.18  FINANCIAL CONDITION.  Maintain at all times:

          (a) A minimum consolidated Effective Tangible Net Worth of at least $175,000,000.00, plus 50% of annual net income, 100% of the proceeds of any equity issuance, 100% of the conversion of debt into equity, and 100% of any grant of rights to subscribe for shares of the Borrower, commencing with the fiscal year end June 30, 1994.

          (b) A ratio of consolidated Debt to consolidated Effective Tangible Net Worth of not more than .90 to 1.

          (c) A ratio of consolidated current assets to consolidated current liabilities (including, but not limited to, amounts outstanding under this Agreement and all amounts outstanding under other revolving lines of credit, whether with another bank or a third party), of not less than 1.75 to 1.

          (d) A ratio of the sum of net income, plus depreciation expense, plus amortization expense, plus net interest expense, each for the immediately preceding four fiscal quarters to the sum of the current portion of long-term Debt then due for the fourth preceding fiscal quarter, plus net interest expense for the immediately preceding four fiscal quarters of not less than 1.5 to 1.

     6.19 CONSOLIDATED OPERATING LOSS. Not incur for any two consecutive quarters a cumulative Consolidated Operating Loss in excess of $5,000,000.00.

     6.20 ACQUISITIONS. Borrower may acquire any other businesses for an amount equal to or less than $100,000,000.00 in the aggregate.


                                    SECTION 7
                                EVENTS OF DEFAULT

     Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

     7.01 NON-PAYMENT. The Borrower shall fail to pay the principal of any Advance within one calendar day after it is due or the Borrower shall fail to pay interest on any Advance within five calendar days after it is due, or the Borrower shall fail to reimburse any drawing under a Letter of Credit or pay any other amount owing to NationsBank when due.

     7.02 PERFORMANCE UNDER THIS AND OTHER AGREEMENTS. The occurrence and continuance of any Event of Default under the Letter of Credit Agreements or any of the other Loan Documents, or the failure of the Borrower in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any other Loan Document or in any document, instrument or agreement evidencing or relating to any Indebtedness of the Borrower, other than immaterial Indebtedness described in clause (ii) of Section 1.01(r) (if such Indebtedness is owed to a third person and such failure would permit such third person to accelerate the Indebtedness), and any such failure (exclusive of the payment of money to NationsBank under this Agreement or under any Loan Document or under any other instrument, document or agreement with NationsBank, which failure shall constitute and be an immediate Event of Default if not paid when due or when demanded to be due, but after giving effect to any grace period therefor) shall continue for more than 30 days after written notice from NationsBank to the Borrower of the existence and character of such Event of Default.

     7.03 REPRESENTATIONS AND WARRANTIES; FINANCIAL STATEMENTS. Any representation or warranty made by the Borrower under or in connection with this Agreement, the Letter of Credit Agreements or any of the other Loan Documents, or any financial statement given by the Borrower shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

     7.04 INSOLVENCY. The Borrower shall (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit or creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code or under any state or federal law granting relief to debtors, whether now or hereafter in effect; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt or become subject to an order for relief entered by any court of competent jurisdiction under the Bankruptcy Code or under any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or (vii) become subject to any involuntary petition or proceeding filed or commenced against the Borrower pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors, and such petition or proceeding is not discharged within 60 days after it is filed or commenced; or (viii) any receiver, custodian or trustee is appointed to take possession, custody or control of all or substantial part of its properties, assets or businesses and such petition or appointment shall not be discharged within 60 days after the date of such appointment.

     7.05 ATTACHMENT; JUDGMENT LIEN. Any writ of execution or attachment or any judgment lien which individually exceeds $2,000,000 or which, in the aggregate, exceeds $5,000,000.00 shall be issued against the Borrower or any property of the Borrower and shall not be discharged or bonded against or released within 60 days after the issuance or attachment of such writ or lien.

     7.06 DISSOLUTION; LIQUIDATION. The Borrower shall dissolve or liquidate or voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body materially necessary to conduct the Borrower's business as now conducted.

     7.07 CHANGE IN OWNERSHIP. There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary to), or an agreement shall be entered into to do so with, any Person or group of Persons (as such terms are defined pursuant to Federal securities laws) with respect to more than 20% of the issued and outstanding capital stock of the Borrower and, as a result thereof, such

Person or group of Persons has the ability to direct or cause the direction of the management and policies of the Borrower.

     7.08 ERISA. The termination of, or any full or partial withdrawal from, a Plan or Plans shall occur which could result in liability of the Borrower to the Pension Benefit Guaranty Corporation or to the Plan or Plans in the aggregate amount of $1,000,000 or more, or the actuarial present value of unfunded vested benefits under all Plans shall exceed one percent (1%) of Borrower's Effective Tangible Net Worth determined on a consolidated basis.


                                    SECTION 8
                               REMEDIES ON DEFAULT

     Upon the occurrence and during the continuation of any Event of Default, NationsBank may, at its sole absolute election, without demand and only upon such notice as may be required by law:

     8.01 ACCELERATION. Declare any or all of the Borrower's Indebtedness owing to NationsBank, whether under this Agreement or under any other Loan Document or under any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

     8.02 CEASE EXTENDING CREDIT. Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other Loan Document or under any other agreement now existing or hereafter entered into between the Borrower and NationsBank.

     8.03 TERMINATION. Terminate this Agreement as to any future obligation of NationsBank without affecting the Borrower's obligations to NationsBank or NationsBank's rights and remedies under this Agreement or under any other Loan Document or under any other document, instrument or agreement.

     8.04 NON-EXCLUSIVITY OF REMEDIES. Exercise one or more of NationsBank's rights set forth in this Agreement or in any other Loan Document or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and NationsBank, or otherwise.

     8.05 LETTERS OF CREDIT. NationsBank may, at its sole and absolute discretion and in addition to any other remedies available to it under this Agreement and the Letter of Credit Agreements, require the Borrower to pay immediately to NationsBank the undrawn principal amount of each outstanding Letter of Credit for prompt application against drawings under any such Letters of Credit. Any such amount so paid to NationsBank which is not promptly applied to satisfy drawings under any such Letters of Credit or to any other obligations of the Borrower to NationsBank shall be repaid to the Borrower without interest.


                                    SECTION 9
                                  MISCELLANEOUS

     9.01 RELIANCE BY NATIONSBANK. Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by NationsBank regardless of any investigation made or information possessed by NationsBank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements implied under this Agreement and any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to NationsBank in writing.

     9.02 COSTS, EXPENSES AND ATTORNEYS' FEES. In the event any legal action is taken in relation to this Agreement or any other Loan Document, the prevailing party, in addition to all other sums to which it may be entitled, shall be entitled to its reasonable costs, expenses and attorneys' fees in connection with such action. The Borrower agrees to pay to NationsBank within ten (10) calendar days after demand, the full amount of all costs and expenses, including, but not limited to, reasonable attorneys' fees (including allocated costs for in-house legal services), incurred by NationsBank in connection with any refinancing or restructuring of the Revolving Credit Facility, or any other obligations of Borrower under this Agreement or any other Loan Document, in the nature of a "work-out" or otherwise.

     9.03 NOTICES. All notices, payments, requests, information and demands which NationsBank or the Borrower may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, first class and postage prepaid, or by telecopier addressed as set forth below or to such other address or telecopy number as may be specified from time to time in writing by either party to the other. Any such notice, payment, request, information or demand sent by mail shall be deemed given or made two days after it is deposited in the U.S. mail.


TO THE BORROWER:                                  TO NATIONSBANK:

INTERNATIONAL RECTIFIER                           NATIONSBANK OF TEXAS, N.A.
CORPORATION
233 Kansas Street                                 901 Main Street, 14th Floor
El Segundo, CA 90245                              Dallas, TX  75202
Attn: Treasury Department                         Attn: Karen Puente

Telecopier No. (310) 640-6575                     Telecopier No. (214) 508-0944

     9.04 WAIVERS. Neither any failure nor any delay by NationsBank in exercising any right, power or remedy under this Agreement or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy hereunder or thereunder preclude other or further exercise thereof or the exercise of any other right, power or remedy; nor shall any waiver of any right, power or remedy or Event of Default under this Agreement or any other Loan Document constitute a waiver of any other right, power or remedy or Event of Default or constitute a waiver of any other default of the same, or any other, term or provision. Any waiver, permit, consent or approval of any kind by NationsBank of any breach of, or Event of Default under, this Agreement or any other Loan Document must be in writing and shall be effective only to the extent set forth in such writing.

     9.05 CONFLICTING PROVISIONS. To the extent the provisions contained in this Agreement are inconsistent with those contained in any other Loan Document, the terms and provisions contained in this Agreement shall control. If they are not inconsistent, such provisions shall be considered cumulative.

     9.06 IMMATERIALITY. Notwithstanding anything in this Agreement to the contrary, any breach of a representation and warranty contained in Sections 5.01, 5.02, 5.04, 5.05, 5.06, 5.07 or 5.09 of this Agreement or any inaccuracy in any such representation and warranty, and any violation of a covenant in Sections 6.01, 6.03, 6.04, 6.11 or 6.12 of this Agreement, shall not be deemed to be an Event of Default or a Potential Event of Default under this Agreement or to prohibit any extension of credit by NationsBank to the Borrower under this Agreement if such breach or inaccuracy or violation when combined with all other breaches, inaccuracies and violations of such sections existing at such time and all other Events of Default and Potential Events of Default existing at such time does not have, or cannot reasonably be expected to have, a material adverse effect on the Borrower's financial condition, business operations or assets.

     9.07 BINDING EFFECT; ASSIGNMENT; PARTICIPATIONS. This Agreement shall be binding upon and inure to the benefit of the Borrower and NationsBank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of NationsBank. NationsBank may sell, assign or grant participations in all or any portion of its rights and benefits under this Agreement and the other Loan Documents; provided, however, that, in the case of any such sale or assignment, (a) the amount of the Commitment being sold or assigned shall not be less than $5,000,000.00, (b) after giving effect thereto, NationsBank's Commitment shall not be less than $5,000,000.00, and (c) the purchaser or assignee shall be a single financial institution that is not in the semi-conductor industry. On or prior to the date any such assignment is to become effective, the Borrower at its own expense shall execute and deliver to NationsBank, in exchange for the surrendered Note of NationsBank, a new Note to the order of the assignee thereunder (with each new Note to be in an amount equal to the Commitment or the Advances assumed by such assignee), and if NationsBank has retained any Commitment or any Advance outstanding under this Agreement, a new Note to the order of NationsBank (with the new Note to be in an amount equal to the Commitment or any Advance retained by NationsBank). Each such new Note shall be dated the date the assignment is to be effective by its terms and otherwise be in the form of the Note it replaces. In the event NationsBank grants a participation in all or part of its rights and benefits under this Agreement and the other Loan Documents, the Borrower agrees that NationsBank shall, notwithstanding any such transfer, be entitled to the full benefits accorded NationsBank under this Agreement and the other Loan Documents as if NationsBank had not made such transfer; and the Borrower hereby authorizes NationsBank and each such participant, in case of default by the Borrower under this Agreement, to proceed directly by right of setoff, banker's lien or otherwise against any assets of the Borrower which may at the time of such default be in the hands of NationsBank or such participant to the same extent, in the case of the participant, as if its participating interest were owing directly to it. The Borrower agrees that, in connection with any such sale, grant, assignment or participation, NationsBank may deliver to the prospective buyer or assignee or participant financial statements and other relevant information relating to the Borrower if such third party agrees in writing to abide by the confidentiality provisions of Section 9.08 of this Agreement.

     9.08 CONFIDENTIALITY. NationsBank shall, and shall cause its Affiliates, officers, employees, directors, agents, legal counsel and other professional advisors to, hold all confidential information obtained pursuant to this Agreement and the other Loan Documents in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices; provided, however, that disclosure of such confidential information may be made (a) if such information is or becomes generally available to the public, or (b) if such information is or becomes available to NationsBank on a non-confidential basis from a person or entity, other than the Borrower, who is not prohibited from disclosing the information to any person or entity, or (c) if such disclosure is made (i) to the affiliates of NationsBank, (ii) to prospective transferees or purchasers of an interest in NationsBank's Advances or Commitment or a portion of the outstanding Letters of Credit; provided, however, that such prospective transferee or purchaser has agreed in writing to abide by the confidentiality provisions of this Section 9.08, (iii) as required by law, regulation, rule, order, subpoena, judicial order or similar order, and (iv) as may be required in connection with the examination, audit or similar investigation of NationsBank. NationsBank shall use its best efforts to notify the Borrower prior to any disclosure of any such confidential information unless prohibited by applicable law, rule, regulation or order.

     9.09 JURISDICTION. This Agreement and the other Loan Documents shall be governed by and construed according to the laws of the State of Texas, and NationsBank and the Borrower hereby submit to the jurisdiction of the Federal and state courts in California.

     9.10 SEVERABILITY OF PROVISIONS. The illegality or unenforceability of any provision of this Agreement or any other Loan Document shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other Loan Document or the provisions of any other Loan Document.

     9.11 WAIVER OF JURY TRIAL. THE BORROWER AND NATIONSBANK EACH HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

     9.12 HEADINGS. The headings set forth in this Agreement are solely for the purpose of identification and have no legal significance.

     9.13 ENTIRE AGREEMENT. This Agreement and the other Loan Documents constitute the entire and complete understanding of the Borrower and NationsBank with respect to the transactions contemplated under this Agreement. All previous conversations, memoranda and writings between the Borrower and NationsBank pertaining to the transactions contemplated under this Agreement or the other Loan Documents which are not incorporated or referenced in this Agreement or in such other Loan Documents are superseded by this Agreement and the other Loan Documents. This Agreement may be amended only in a writing signed by NationsBank and the Borrower.

NATIONSBANK OF TEXAS, N.A.                             INTERNATIONAL RECTIFIER
                                                       CORPORATION


By:/s/ William C. Collins                       By:/s/ Michael P. McGee
   -------------------------------------           ----------------------------

Name: William C. Collins                        Name: Michael P. McGee
     -----------------------------------             --------------------------

Title: Senior Vice President                    Title: Vice President & CFO
      ----------------------------------              -------------------------

                         REVOLVING CREDIT FACILITY NOTE


$10,000,000                        Dallas, Texas                  June 15, 1995

     FOR VALUE RECEIVED, the undersigned, INTERNATIONAL RECTIFIER CORPORATION ("Borrower"), promises to pay to the order of NATIONSBANK OF TEXAS, N.A. ("NationsBank") at NationsBank's office at 901 Main Street, Dallas, Texas 75202, or at such other place in the State of Texas as NationsBank may designate, in lawful money of the United States of America and in immediately available funds, the principal sum of Ten Million Dollars ($10,000,000), or so much thereof as may be advanced and be outstanding.

     Borrower further agrees to pay interest (whether before or after any breach of this Note) at said office, in like funds and currency, on the unpaid principal amount owing hereunder from time to time from the date hereof until such amount shall have become due and payable (whether at the stated maturity, by acceleration or otherwise) at either (a) a fluctuating rate per annum at all times equal to the Prime Rate in effect from time to time, or (b) a fixed rate per annum determined by NationsBank to be one percent (1.00%) above the LIBO Rate in effect on the first day of any LIBO Rate Interest Period for a LIBO Rate Advance. When interest is determined in relation to the Prime Rate, each change in the rate of interest hereunder shall become effective on the date each Prime Rate change is announced within NationsBank. Interest shall also be payable on any overdue payment of principal and (to the extent permitted by law) interest as set forth in the Credit Agreement (as defined below).

     With respect to each interest rate selection by Borrower, the date, principal amount, rate of interest, term of the applicable Interest Period for a LIBO Rate Advance, and any payments applicable thereto, shall be set forth by NationsBank on the reverse of this Note or on such schedules as NationsBank shall maintain for such purposes. Absent manifest error, such notations on this Note or on such schedules, and all endorsements by NationsBank thereon, shall be conclusive evidence of all such items.

     This Note is the Revolving Credit Facility Note defined in and made pursuant to that certain Revolving Credit Agreement dated as of June 15, 1995, between Borrower and NationsBank, as amended from time to time, (the "Credit Agreement"). All terms defined in the Credit Agreement shall have the same meanings when used in this Note, and the rate of interest applicable under this Note shall change from time to time in accordance with the terms of the Credit Agreement.

     The unpaid principal balance of this obligation at any time shall be the total of all amounts advanced under this Note by the holder of this Note less the amount of all principal payments made on this Note by or for Borrower, which balance may be endorsed on this Note from time to time by NationsBank. Notwithstanding anything in this Note to the contrary, the outstanding principal balance of this Note, together with the aggregate amount of all outstanding Letters of Credit (as defined in the Credit Agreement), shall not at any time exceed the maximum principal amount set forth above, or such lesser amount as is then available under this Note if the maximum principal amount of this Note is reduced pursuant to the provisions of the Credit Agreement.

     Interest accrued on this Note shall be due and payable as provided in the Credit Agreement. The outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, shall also be due and payable on the Maturity Date (as defined in the Credit Agreement).

     Borrower may prepay principal on this Note solely in accordance with the terms of the Credit Agreement. Each payment of principal on this Note shall be credited to the portions of this Note which bear interest determined in relation to the Prime Rate and the LIBO Rate in accordance with the application of payment provisions of the Credit Agreement.

     Upon the occurrence of any Event of Default (as defined in the Credit Agreement) NationsBank, at NationsBank's option, may declare all sums of principal and interest outstanding under this Note to be immediately due and payable, without presentment, demand, protest or notice of dishonor, all of which are expressly waived by Borrower, and NationsBank shall have all rights, powers and remedies set forth in the Credit Agreement.

     Borrower agrees to pay, immediately upon demand, the full amount of all costs and expenses, including reasonable attorneys' fees (including, but not limited to, allocated costs for in-house legal services), incurred by NationsBank in connection with the enforcement of any rights of NationsBank and/or the collection of any amounts which become due to NationsBank under this Note, and the prosecution or defense of any action in any way related to this Note, including, but not limited to, any action for declaratory relief.

     This Note shall be governed by and be construed in accordance with the laws of the State of California.

                                   INTERNATIONAL RECTIFIER CORPORATION


                                   By: /s/ Michael P. McGee
                                      ----------------------------------------
                                   Name:  Michael P. McGee
                                        --------------------------------------
                                   Title:  Vice President & CFO
                                         -------------------------------------


                                        2